EXHIBIT 20.1

Audited Financial Statements of PHP Holdings, Inc. and its

wholly-owned subsidiary, Physicians Healthcare Plans, Inc.

Independent Auditors’ Report

The Board of Directors

PHP Holdings, Inc. and Subsidiary:

We have audited the consolidated balance sheet of PHP Holdings, Inc. and subsidiary (the Company) as of December 31, 2002, and the related consolidated statements of operations, stockholder’s equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHP Holdings, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as required for amortization of goodwill and intangible assets.

March 2, 2003

Norfolk, Virginia

/s/  KPMG LLP

PHP HOLDINGS, INC., AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

December 31, 2002

ASSETS
Current assets:
Cash equivalents	$2,835,672
Investment securities—trading	19,570,625
Due from CarePlus Holdings, Inc.	8,417,338
Prepaid expenses and other current assets	115,353
Deferred tax assets	73,650

Total current assets	31,012,638
Property and equipment, net	786,221
Investment on deposit for licensure	300,000
Intangible asset—membership list	198,269
Deferred tax assets	1,979,741
Other long-term assets	70,292

Total assets	$34,347,161

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Claims payable	20,421,257
Bank overdrafts	$3,204,767
Accounts payable	226,482
Accrued expenses	519,583

Total current liabilities	24,372,089

Stockholder’s equity:
Common stock, $.01 par value. Authorized 15,000,000 shares, issued and outstanding one share	—
Additional paid-in capital	24,627,466
Accumulated deficit	(14,652,394)

Total stockholder’s equity	9,975,072

Total liabilities and stockholder’s equity	$34,347,161

See accompanying notes to consolidated financial statements

PHP HOLDINGS, INC., AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2002

Premium revenues	$260,280,202

Expenses:
Health benefits	188,944,819
Selling, general and administrative	15,940,957
Impairment loss on intangible asset	430,902
Depreciation and amortization	290,385

Total operating expenses	205,607,063

Income from continuing operations before income taxes	54,673,139
Income tax expense	21,682,791

Income from continuing operations	32,990,348
Loss from discontinued operations, net of tax benefit of $11,235,797	(21,846,379)

Net income	11,143,969
Accretion of redeemable preferred stock dividends	(1,216,093)

Net income attributable to common stockholder	$9,927,876

See accompanying notes to consolidated financial statements

PHP HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

Year ended December 31, 2002

	Common stock		Additional paid-in capital	Treasury stock	Retained earnings (deficit)
	Shares	Amount				Total stockholder’s equity
Balances at December 31, 2001	997,121.5	$9,971	$2,024,035	$(30,093,741)	$22,688,835	$(5,370,900)
Purchase of treasury shares	(13)	—	—	(19,282)	—	(19,282)
Stock options exercised	953,066	9,531	4,833,799	—	—	4,843,330
Tax benefit from exercise of stock options	—	—	27,398,137	—	—	27,398,137
Accreted dividends on redeemable preferred stock	—	—	—	—	(1,216,093)	(1,216,093)
Net income	—	—	—	—	11,143,969	11,143,969
Dividend to common stockholders	—	—	—	—	(47,269,105)	(47,269,105)
Cancellation of preferred shares	—	—	20,465,016	—	—	20,465,016
Cancellation of treasury shares	—	—	(30,113,023)	30,113,023	—	—
Conversion of common shares	(1,950,173.5)	(19,502)	19,502	—	—	—

Balances at December 31, 2002	1	$—	$24,627,466	$—	$(14,652,394)	$9,975,072

See accompanying notes to consolidated financial statements.

PHP HOLDINGS, INC., AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

Cash flows from operating activities:
Net income	$11,143,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,497,518
Impairment loss on intangible asset	430,902
Deferred tax benefit	(948,078)
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Trading securities	(30,822,882)
Accounts receivable	(3,909,227)
Prepaid expenses and other current assets	158,492
Claims payable	27,689,188
Unearned premiums	21,340,935
Accounts payable and accrued expenses	(2,524,115)
Income taxes payable	8,866,935

Net cash provided by operating activities	33,923,637

Cash flows from investing activities:
Purchases of property and equipment	(5,208,450)
Acquisition of F.I.G. Capital, Inc.	(5,300,000)

Net cash used in investing activities	(10,508,450)

Cash flows from financing activities:
Cash portion of common stock dividend	(46,393,462)
Proceeds from exercise of stock options	4,843,330
Purchase of treasury stock	(19,282)
Increase in bank overdrafts	3,204,767

Net cash used in financing activities	(38,364,647)

Net decrease in cash and cash equivalents	(14,949,460)
Cash and cash equivalents, beginning of year	17,785,132

Cash equivalents, end of year	$2,835,672

Supplemental disclosure of cash flow information— Cash paid during the year for income taxes	$2,528,341

Noncash financing activities— Net assets included in spinoff of CarePlus Holdings, Inc. and CarePlus Health Plans	$875,643

See accompanying notes to consolidated financial statements.

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(1)    Summary of Significant Accounting Policies

(a)	Description of Business and Basis of Presentation

At December 31, 2002, PHP Holdings, Inc. (PHP or the Company) owned all of the outstanding common stock of Physicians Healthcare Plans, Inc. (PHPI), a health maintenance organization. PHPI was organized in February 1992, and qualifies as a licensed health maintenance organization under Chapter 641, Part I, Florida Statutes. PHPI has provided health care services in the State of Florida to Medicaid, Medicare, Florida Healthy Kids and Commercial members.

For the year ended December 31, 2002, revenue was generated from the following sources:

Medicare	54%
Medicaid	36%
Florida Healthy Kids	8%
Commercial	2%

For certain periods prior to December 31, 2002 the Company also owned CarePlus Holdings, Inc. and CarePlus Health Plans (collectively CarePlus). On December 31, 2002, all assets and liabilities of CarePlus were spun-off to the shareholders of the Company. Substantially all infrastructure of the Company, along with the Medicare and Commercial lines of business, were included in the spin-off transaction. Additionally, all revenues and expenses that were not directly attributable to the Company’s continuing business lines (i.e., that were included in the spin-off transaction) were reclassified from continuing operations and recorded within loss from discontinued operations (note 13) in the accompanying consolidated statement of operations. Therefore, the resulting revenues and expenses of the Medicaid business of PHP included in the accompanying consolidated statement of operations of PHP do not include all of the revenues and expenses that would normally be included in the financial statements of a standalone Medicaid business.

Immediately after the spin-off of CarePlus, on December 31, 2002, the Company merged with AMERIGROUP Florida, Inc., a Florida corporation (AMERIGROUP). In conjunction with this merger, all preferred, common and treasury stock shares were either cancelled or converted into one share of common stock owned by AMERIGROUP in exchange for approximately $123,000,000 paid to the various stockholders.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PHP Holdings, Inc. and PHPI. All significant inter-company balances and transactions have been eliminated in consolidation.

(c)	Cash Equivalents

Cash equivalents consist of short-term investments in United States Agency Securities and brokerage money market accounts, with original maturities of less than 90 days.

(d)	Investment Securities – Trading and Investment on Deposit for Licensure

Investment securities – trading and an investment on deposit for licensure consist of U.S. government obligations, municipal bonds, and corporate debt securities. The Company classifies all of its investments as trading securities. Trading securities are bought and held principally for the purpose of selling them in the near term. Trading securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings. Interest income is recognized when earned.

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(e)	Property and Equipment

Property and equipment, net, including leasehold improvements, are recorded at cost, less accumulated depreciation and amortization. Depreciation on equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or estimated lives of the assets, which range from 2 to 5 years.

(f)	Goodwill

Prior to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) (note 1(p)), goodwill, which represents the excess of purchase price over fair value of net assets acquired, was amortized on a straight-line basis over the expected periods to be benefited, seven years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

(g)	Other Current and Long-Term Assets

Other current assets include interest receivable on trading securities and prepaid expenses. Other long-term assets include deposits with providers of medical services and with lessors.

(h)	Claims Payable

Claims payable represent unpaid claims and an estimate of claims incurred but not reported (IBNR). PHPI and its consulting actuary estimate the amount of IBNR using standard actuarial methodologies, including historical experience and current utilization estimates. The estimates of unpaid claims can be lesser or greater than the amounts ultimately paid. These changes are recorded in health benefits expense on the Consolidated Statement of Operations in the period they are determined.

(i)	Premium Revenues

Premium revenue is either prepaid or paid concurrently on a monthly basis at prescribed rates for approved participants. Premiums are recognized as revenue for the month in which PHPI is obligated to provide services to its members. Premium payments received prior to the coverage month are recorded as unearned premiums. Membership contracts are on a monthly basis subject to cancellation by the individual member or the employer group or the HMO upon applicable written notice.

(j)	Health Benefits

PHPI has established a network of contracted physicians, hospitals, and other health care providers to provide comprehensive services for its members.

The cost of medical care services provided and contracted for is accrued in the period in which it is provided to a member based in part on estimates, including an accrual for medical services provided but not reported to PHPI.

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Primary care physicians are compensated on a monthly capitation basis, or by fee for service, contracted at prescribed rates. Certain primary care physicians are eligible to receive additional compensation from an incentive plan, which rewards the physicians for quality, efficient patient care and governmental compliance.

Contracted hospitals are compensated at per diem rates or at prescribed discounted rates for inpatient, outpatient and emergency services. For patients covered under the Medicaid line of business, hospitals are compensated to a maximum of 45 days of inpatient care per Medicaid contract year.

Other health care providers are compensated at discounted rates which are usually based on government prescribed rates.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l)	Benefit Plan

The Company sponsors a defined contribution 401(k) plan covering substantially all employees. The Company makes contributions to the plan equal to 25% of the first 6% of employee contributions, for a maximum contribution of 1.5%. All contributions are made in accordance with Internal Revenue Service regulations regarding maximum contributions. Employer contributions (net of applied forfeitures) totaled approximately $170,000 for the year ended December 31, 2002.

(m)	Stock Option Plan

The Company accounts for its fixed stock option plan under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based compensation cost is reflected in net income, as all options had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS No. 123) to stock-based employee compensation for the year ended December 31, 2002:

Net income, as reported	$11,143,969
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effect	(548,552)

Pro forma net income	$10,595,417

The fair value of each grant was estimated on the date of grant for purposes of the pro forma disclosures using the minimum value method with a risk-free interest rate assumption of 7.0% and an expected life of all grants of 4.6 years.

(n)	Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and intangible assets not subject to amortization are tested annually for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value (note 1(p)).

(o)	Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(p)	Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141) and SFAS No. 142. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144).

The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 as of January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, are not amortized. Goodwill and indefinite useful life intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized through December 31, 2001. Amortization of such assets ceased on January 1, 2002 upon adoption of SFAS No. 142.

Upon adoption of SFAS No. 142, the Company was required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company was also required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. For intangible assets identified as

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

having indefinite useful lives, the Company was required to test those intangible assets for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment was measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. The results of this analysis required the Company, on January 1, 2002, to reclassify the amount previously recorded as goodwill to an intangible asset category with an estimable useful life (note 3).

In December 2002, Statement of Financial Accounting Standards No. 148, Stock-Based Compensation, (SFAS No. 148) was issued which amends SFAS No. 123, and provides guidance on transition to voluntary adoption of SFAS No. 123 and disclosure when using SFAS No. 123 or APB Opinion No. 25. The Company adopted SFAS No. 148 and continues to apply APB Opinion No. 25 in accounting for its stock option plan.

(2)	Property and Equipment

Property and equipment, net at December 31, 2002, consist of the following:

Furniture and equipment	$1,704,693
Leasehold improvements	41,521

1,746,214
Less accumulated depreciation and amortization	959,993

$786,221

(3)	Goodwill and Intangible Asset

On March 1, 1998, the Company entered into an agreement with the Florida Department of Insurance to purchase the Medicaid membership and health care provider certificate of 6,790 Medicaid members from a Florida HMO. The Company paid a per member per month fee for each enrollee for a period of 12 months for the purchased members that remain in the Company’s plan. The Company recorded goodwill of approximately $2,000,000 for amounts paid to acquire these members, and through December 31, 2001, had recorded approximately $1,100,000 of amortization expense based on its estimated seven-year useful life.

As discussed in note 1(q), upon adoption of SFAS No. 141, management reviewed this transaction and determined that the purchase of these members should be classified as a membership list intangible asset category recognized apart from goodwill as of January 1, 2002. Accordingly, the net goodwill balance of approximately $900,000 was reclassified to an intangible asset category and during 2002 was amortized over its previously established useful life. Amortization expense related to the membership list intangible asset category was approximately $300,000.

In connection with the Company’s pending merger with AMERIGROUP Florida, Inc., management determined it was required to perform a review of intangible assets for potential impairment. As a result of management’s impairment analysis, it was determined that only 662 of the originally purchased members remained in the Company’s plan. The membership list intangible asset category was therefore determined to be impaired and accordingly, management recorded an impairment loss of approximately $400,000, which reduced the recorded value of the membership list intangible asset category to a net balance of approximately $200,000.

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(4)	Stop-Loss Insurance

PHPI purchased hospital inpatient stop-loss insurance for the Medicare line of business to limit its losses from individual claims. Depending on the nature and type of service rendered, the insurance company will reimburse PHPI in the range of 60% to 90% of the cost of each member’s annual medical services in excess of $150,000 for hospital inpatient, up to a lifetime limitation of $2,000,000 per member.

The Company also purchased hospital inpatient reinsurance for its Medicaid, Florida Healthy Kids and commercial lines of business with deductibles ranging from $100,000 to $150,000. The reimbursement percentages range from 60% to 90%.

(5)	Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents, accounts receivable, Due From CarePlus Holdings, Inc., prepaid expenses and other current assets, accounts payable, accrued expenses and claims payable: The carrying amounts approximate fair value because of the short maturity of these items.

Investment securities – trading and investment on deposit for licensure: The carrying amounts approximate their fair values, which were determined based upon quoted market prices.

(6)	Income Taxes

Total income tax expense (benefit) for the year ended December 31, 2002 was allocated as follows:

Income from continuing operations	$21,682,791
Discontinued operations	(11,235,797)

$10,446,994

Income tax expense (benefit) attributable to income from continuing operations for the year ended December 31, 2002 consists of:

Current:
Federal	$20,115,905
State	2,514,964

Total current	22,630,869

Deferred:
Federal	(812,902)
State	(135,176)

Total deferred	(948,078)

Total income tax expense	$21,682,791

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

Total income tax expense attributable to income from continuing operations differs from the amount computed by applying the U.S. federal income tax rate of 35% to income from continuing operations before income taxes principally as a result of the following:

Tax expense at statutory rate	$19,135,599
Increase (decrease) in income taxes resulting from:
State taxes, net of federal benefit	2,514,964
Other nondeductible expenses	32,228

Total income tax expense	$21,682,791

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2002 are as follows:

Deferred tax assets:
State net operating loss carryforward	$1,453,817
Amortization of intangible asset	470,027
Accrued expenses, principally due to accrual for financial reporting purposes	134,733
Unrealized loss on trading securities	48,096

Total deferred tax assets	2,106,673
Deferred tax liability—
Property and equipment due to accelerated depreciation	(53,282)

Net deferred tax assets	$2,053,391

The Company has a state net operating loss carryforward of approximately $2,000,000 which expires in 2017.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that its future operations will generate sufficient taxable income to allow the Company to realize the deferred tax assets. Therefore, no valuation allowance has been recorded at December 31, 2002.

(7)	2000 Stock Option Plan

During 2000, the Company approved the 2000 Stock Option Plan (the 2000 Plan), which provides for the issuance of options for 2,000,000 shares that have ten-year terms. Options were granted at various times during 2000 and 2001; however, no additional options were granted during 2002.

The Company accounts for its 2000 Plan under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. No stock-based compensation cost is reflected in net income, as all

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

options had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Stock option activity related to the 2000 Plan during the year is as follows:

	Number of options	Weighted average exercise price
Outstanding at December 31, 2001	953,187	$5.07
Forfeited in 2002	(121)	5.07
Exercised in 2002	(953,066)	5.08

Outstanding at December 31, 2002	—	$—

(8)	Common Stock and Common Stock Dividend

In accordance with the Company’s merger, on December 31, 2002 all issued and outstanding shares of common stock were converted into one common share of the Company with a $.01 par value. Accordingly, the previous par value of common stock of $19,502 was transferred to additional paid-in capital.

As discussed in note 1, on December 31, 2002, the spin-off of CarePlus was executed with the distribution of net assets of CarePlus of $875,643. On December 31, 2002, the Company also declared and paid a cash dividend of $46,393,462, for a total distribution of $47,269,105.

(9)	Redeemable Preferred Stock and Accretion of Preferred Stock

Series B Non-convertible Cumulative Preferred Stock (Series B Stock) consisted of 116,278.5 outstanding shares of $1 par value stock at December 31, 2001. The Series B Stock carried a 10% cumulative dividend and was subject to mandatory redemption on December 31, 2003 at a redemption price of $100 per share plus accrued dividends. Preferred stock dividends were accreted on a straight-line basis, which did not materially differ from the interest method of accretion. Preferred stock accreted dividends are added to the preferred stock issue balance.

In accordance with the Company’s merger, all preferred stock was cancelled on December 31, 2002 and the entire preferred stock balance of $20,465,016 was transferred to additional paid-in capital.

(10)	Treasury Stock

For the year ended December 31, 2002, the Company repurchased 13 shares of common stock for $19,282, which was added to the balance of stock held in treasury.

In accordance with the Company’s merger, all treasury stock was cancelled on December 31, 2002 and the entire treasury stock balance of $30,113,023 was transferred to additional paid-in capital.

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(11)	Related Party Transactions

After the spin-off of CarePlus, $9,148,519 of the Company’s investments remained in a CarePlus investment account. This balance was transferred back to the Company in January 2003 and has accordingly been recorded as a receivable due from CarePlus at December 31, 2002. Offsetting the receivable from CarePlus is an amount owed to CarePlus of $731,181 as a result of a settlement provision in the merger agreement.

The Company utilizes certain administrative and healthcare services provided by related parties. During the year ended December 31, 2002, the Company paid approximately $6,500,000 for services rendered.

(12)	Acquisition

On January 1, 2002, the Company acquired all of the non-real estate assets of F.I.G Capital, Inc., a Florida Corporation for $5,300,000. The assets purchased consisted of medical center operations and a trade name, “CAC Medical Centers”. The operations of the medical centers have been included in the consolidated financial statements since that date.

The following table summarizes the assigned fair value of the assets acquired and liabilities assumed at the date of acquisition.

Trade name	$4,800,000
Fixed assets	500,000

Net assets acquired	$5,300,000

The amount of cash paid in excess of the fair value of tangible assets acquired was assigned to a trade name that is subject to amortization over its estimated 10-year life. All net assets from this acquisition were included in the spin-off transaction on December 31, 2002; therefore, the results of its operations are classified as discontinued operations.

(13)	Discontinued Operations

SFAS No. 144 broadened the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changed the timing of recognizing losses on such operations. The classification of revenue and expense items associated with the spin-off of CarePlus have been accounted for as discontinued operations (see note 1(a)). Included in discontinued operations are all revenues and expenses that were not directly attributable to the Company’s continuing business lines (Medicaid and Florida Healthy Kids). Below is a summary of 2002 amounts that were reclassified from continuing operations to discontinued operations:

Premium revenues	$312,100,220
Interest income	1,415,069
Expenses:
Health benefits	(303,214,379)
Selling, general and administrative	(41,175,953)
Depreciation and amortization	(2,207,133)
Income tax benefit	11,235,797

Loss from discontinued operations	$(21,846,379)

PHP HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(14)	Commitments and Contingencies

(a)	Professional Liability

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company has purchased professional liability coverage in the amount of $10,000,000 to insure against such risks. In the opinion of management, the amount of ultimate liability with respect to such actions, if any, will not materially affect the financial position or results of operations of the Company.

(b)	Statutory Requirements

In accordance with Florida Statutes, PHPI is required to maintain in the form of cash and cash equivalents an amount equal to the minimum surplus requirement of the Department of Insurance of the State of Florida (the Department), which is calculated as the greater of $1.5 million, or 10% of total liabilities, or 2% of total annualized premiums. In addition, PHPI is required to maintain a minimum insolvency deposit of $300,000. At December 31, 2002, the Company was in compliance with the cash, surplus and insolvency deposit requirements.

Medicaid members are serviced via a contract awarded by the State of Florida Agency for Health Care Administration (AHCA). Under the terms of the AHCA contract, PHPI is required to provide comprehensive healthcare services on a prepaid basis to eligible Medicaid enrollees. PHPI must comply with certain minimum standards regarding the number of physicians and hospitals available to provide services and is subject to certain marketing and other rules to be followed in the enrollment process. In 1999, PHPI was also required to maintain net worth at an amount equal to one and one-half times PHPI’s monthly-prepaid revenue under this contract. Included in the calculation is a deposit of 5% of monthly payments made by AHCA, up to a maximum of 2% of the annual contract amount, with a financial institution in the State of Florida for insolvency protection. During 2000, PHPI received an exemption on an ongoing basis from AHCA on the net worth and deposit requirements, provided the Company maintains insolvency insurance coverage. The current contract with AHCA expires on June 30, 2003, at which time management of PHPI anticipates renewal.

(c)	Leases

The Company has entered into various noncancelable operating leases for facilities and equipment. Total rent expense for these leases (included in continuing operations) was approximately $1,100,000 in 2002.

Future minimum lease payments under these noncancelable-operating leases with initial lease terms in excess of one year are as follows:

Year ending December 31:
2003	$1,089,125
2004	1,047,577
2005	262,761

$2,399,463